Exhibit 99.1

May 7, 2003

Press Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces EnXnet Entertainment and TalentMatrix

TULSA, Okla. - (BUSINESS WIRE) - May 7, 2003 - EnXnet, Inc. (OTCBB:EXNT - news) announced today its new entertainment subsidiary, EnXnet Entertainment and the website TalentMatrix.com. This new site has been developed to promote and sell their Talent CD product as well as assist the entertainment industry in contacting qualified professionals.

Mr. Ryan Corley, President and CEO of EnXnet, Inc., said, "Finding and placing talent is a very big business world wide. If the old saying 'time is money' is true, then logging on to our website will not only save time but money as well. An example of what a producer can find on our site will be quality entertainers, up to 7 minutes of streaming video, a resume, a photo gallery and flow through email to the potential client. I am also excited about this new cash flow into EnXnet and the exposure of our other products to the entertainment industry."

Mr. Mark Pempsell, National Sales Director, had this to say, "Launching a new product is always the most exciting time for any company, and this new product moves EnXnet Entertainment to the front of the talent marketing industry. Our new product TalentMatrix.com was developed to support the entertainment industry with a website dedicated to their need of contacting qualified talent in a secured environment. The uniqueness of this site allows the talent to upload their resume, bio, photos, audio and video to the TalentMatrix.com website in one of five supplied background templates, pay online and receive their personalized Talent CDs shipped to their door."

Over the past several months, EnXnet Entertainment has test marketed this new product to producers, directors, and several other entertainment specialists with the same result each time, they love it and are looking forward to becoming members of TalentMatrix.

EnXnet Entertainment has several major production studios, photographers and talent/casting agencies that have agreed to promote TalentMatrix. We have a mixed sales force of independent and company representatives in place in California, Washington, Illinois, Florida, Oklahoma and Texas. EnXnet Entertainment will place print ads in major publications throughout the United States. A mail campaign with personalized correspondences and demo CDs will be sent to more than 400 targeted talent and casting agencies through the country in the next few days.

Mr. Pempsell concluded, "We believe this new product, along with other exciting EnXnet products soon to be announced, will place EnXnet, Inc. and EnXnet Entertainment as an industry leader."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley, President
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com